UNITED STATES
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RAND LOGISTICS, INC.

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1.           On November 6, 2014, Rand Logistics, Inc. (the “Company”) filed with the Securities and Exchange Commission (the “SEC”) a Current Report on Form 8-K disclosing the following:

On November 5, 2014, Rand Logistics, Inc. (the “Company”) appointed Edward Levy, the Company’s President, as the Company’s President and Chief Executive Officer. Such appointment was made in accordance with the terms of the Settlement Agreement, dated September 22, 2014 (the “Settlement Agreement”), by and between the Company and JWEST, LLC. In connection with such appointment, on November 5, 2014, the Company and Edward Levy entered into an amendment to Mr. Levy’s Employment Agreement with the Company, dated June 12, 2013, pursuant to which Mr. Levy was appointed as the President and Chief Executive Officer of the Company.

On November 5, 2014, the Company appointed Laurence S. Levy, the Company’s Executive Chairman, as the Company’s Executive Vice Chairman. Such appointment was made in accordance with the terms of the Settlement Agreement. In connection with such appointment, on November 5, 2014, the Company and Laurence S. Levy entered into an amendment to Mr. Levy’s Employment Agreement with the Company, dated as of June 12, 2013, pursuant to which (i) Mr. Levy’s title was changed from Executive Chairman to Executive Vice Chairman and (ii) Mr. Levy’s total compensation for the period from November 20, 2014 through March 31, 2015 was modified.

On November 5, 2014, the Company appointed Michael Lundin, the Company’s Lead Independent Director, as the Chairman of the Company’s Board of Directors.  Such appointment was made in accordance with the terms of the Settlement Agreement.

On November 5, 2014, the Company and Joseph W. McHugh, Jr., the Chief Financial Officer of the Company, entered into an Employment Separation Agreement and Release (the “Separation Agreement”) in respect of Mr. McHugh’s prospective retirement providing, among other things, that Mr. McHugh’s employment with the Company will terminate on March 31, 2015, or such later date as determined by the Company, but not later than June 30, 2015 unless agreed to by Mr. McHugh.

Pursuant to the terms of the Separation Agreement, the Company will provide to Mr. McHugh (i) a severance payment equal to one-half of the average of his W-2 reported income from the Company for the three completed calendar years immediately preceding the date of the termination of his employment, (ii) all accrued and unpaid salary and benefits and (iii) the continuation of his benefits, at the Company’s expense, for a period of one year following the date of the termination of his employment.  Additionally, upon the termination of Mr. McHugh’s employment, all of Mr. McHugh’s unvested equity-based awards granted under the Company’s 2007 Long-Term Incentive Plan will immediately vest.

2.           On November 5, 2014, the Company issued the following press release:

Rand Logistics, Inc.

RAND LOGISTICS ANNOUNCES ADDITIONAL ORGANIZATIONAL CHANGES

New York, NY – November 5, 2014 - Rand Logistics, Inc. (NASDAQ: RLOG) announced today that it is implementing a number of changes to its Board of Directors and management including the pending retirement of its Chief Financial Officer, Joseph McHugh.

Board Changes to be Effective November 20, 2014
Concurrent with the Company’s annual meeting, to be reconvened on November 20, 2014, Michael Lundin, will be appointed Non-Executive Chairman of Rand’s Board of Directors.  Mr. Lundin has been on Rand’s Board since April 2008, including serving as lead independent director for the last 18 months.  Mr. Lundin is currently a director of Euramax International Inc. and U.S. Concrete Inc., and was formerly President and Chief Executive Officer of the Oglebay Norton Company, a miner, processor, transporter and marketer of industrial minerals on the Great Lakes.

Laurence Levy, Rand’s Executive Chairman and founder will be appointed Executive Vice Chairman of the Board of Directors.  In such capacity, in addition to customary board matters, Mr. Levy will continue to be involved in strategic and capital markets related matters as an executive of the Company.

As previously disclosed, Jonathan Brodie, a board member since 2006, has notified the Company that he will not be standing for reelection to the Board of Directors.  As a result, the Corporate Governance / Nominating Committee of the Board has initiated a search for two new independent board members, one to replace Mr. Brodie and a second as contemplated by the Settlement Agreement with JWEST, LLC.  Effective with the reconvened annual meeting, the Board size will drop to five until the recruitment of the new independent directors.

Laurence Levy, Executive Chairman of Rand stated, "Jonathan has been a valued thought partner in achieving our current market position.  His work on the compensation and audit committees has been invaluable and his strategic insight in helping to set the direction of our business has been greatly appreciated.  We will miss his active participation and his contributions to our board."

Other Organizational Changes
Effective immediately, Ed Levy, Rand’s President, will take on the additional title of Chief Executive Officer.

Finally, after nearly a decade of service, Chief Financial Officer Joseph McHugh has notified the Company of his intent to retire in calendar year 2015.  The Company has engaged a search firm and the process to find his replacement is underway.  Mr. McHugh will remain in his current role until his successor is in place and will provide ongoing support during the transition.

Laurence Levy commented, “Joe’s financial stewardship and business acumen have earned him the trust and respect of his colleagues, our Board of Directors and our shareholders.  He will be missed, and we wish him all the best in his retirement.”

About Rand Logistics, Inc.
Rand Logistics, Inc. is a leading provider of bulk freight shipping services throughout the Great Lakes region. Through its subsidiaries, the Company operates a fleet of four conventional bulk carriers and twelve self-unloading bulk carriers including four tug/barge units. The Company is the only carrier able to offer significant domestic port-to-port services in both Canada and the U.S. on the Great Lakes. The Company's vessels operate under the U.S. Jones Act – which reserves domestic waterborne commerce to vessels that are U.S. owned, built and crewed, – and the Canada Coasting Trade Act – which reserves domestic waterborne commerce to Canadian registered and crewed vessels that operate between Canadian ports.

Forward-Looking Statements
This press release contains forward-looking statements. For all forward-looking statements, we claim the protection of the Safe Harbor for Forward-Looking Statements contained in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy or are otherwise beyond our control and some of which might not even be anticipated.  Future events and actual results, affecting our strategic plan as well as our financial position, results of operations and cash flows, could differ materially from those described in or contemplated by the forward-looking statements.  Important factors that contribute to such risks include, but are not limited to, the effect of the economic downturn in our markets; the weather conditions on the Great Lakes; and our ability to maintain and replace our vessels as they age.

For a more detailed description of these uncertainties and other factors, please see the "Risk Factors" section in Rand's Annual Report on Form 10-K filed with the Securities and Exchange Commission on June 12, 2014.

CONTACT:	-OR-	INVESTOR RELATIONS COUNSEL:
Rand Logistics, Inc. Laurence S. Levy, Executive Chairman Edward Levy, President and Chief Executive Officer (212) 644-3450		Cameron Associates Alison Ziegler (212) 554-5469 alison@cameronassoc.com